EXHIBIT 99.1

Cleco Corporation posts 2012 first-quarter operational earnings of $0.42 per diluted share; Company reaffirms 2012 earnings guidance

PINEVILLE, La., May 2, 2012 - Cleco Corporation (NYSE: CNL) posted 2012 first-quarter earnings of $30.0 million, or $0.50 per diluted share, up $1.0 million from the $29.0 million recorded in the first quarter of 2011. Operational earnings for the first quarter of 2012, which exclude amounts for the contractual expiration of underlying indemnifications related to the Acadia Unit 1 transaction and other nonoperational gains, were $24.9 million, or $0.42 per share, while operational earnings for the first quarter of 2011 were $28.4 million, or $0.47 per diluted share.

“Like much of the rest of the United States, the areas we serve experienced a very mild winter which negatively impacted our first quarter earnings by about $0.08 per diluted share when compared to normal weather,” said Bruce Williamson, president and CEO of Cleco Corporation. “However, through our continued focus on cost management, we are confident we can maintain our current earnings guidance range of $2.34 to $2.44 per diluted share." This estimate assumes normal weather for the remaining nine months of the year, includes the results of the recently completed Cleco Power Request for Proposal and excludes other nonoperational adjustments.

“We also made substantial progress on key strategic initiatives in the first quarter of 2012," Williamson said. "At the end of January, we announced our contract to begin serving Dixie Electric Membership Corporation starting in early 2014. We see this type of wholesale contract as a template to work with progressive municipalities and cooperatives seeking to diversify their environmental, fuel and reliability risks. Additionally, we announced that we received regulatory approval for a three-year power purchase agreement between Cleco Power and Cleco Evangeline. This agreement allows us to address tighter environmental regulations and gives us flexibility to economically dispatch our fleet. Significant progress also was made on environmental changes where needed, and we anticipate having all controls installed for the Cross-State Air Pollution Rule by 2012 and for the Mercury Air Toxics Standards by 2014, well in advance of the expected compliance dates. Our largest-ever transmission upgrade project is substantially complete, and customers in the southern part of our service territory should see the full benefits of this project this summer. Finally, we continue to find opportunities to lower our cost of debt with Cleco Power's anticipated refinancing of $50 million outstanding debt at significantly lower interest rates."

Financial Highlights:

First Quarter 2012

•	Cleco reports first-quarter earnings applicable to common stock of $30.0 million, or $0.50 per diluted share, compared to $29.0 million, or $0.48 per diluted share for the first quarter of 2011.

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures

	Diluted Earnings Per Share
	Three months ended March 31
Subsidiary	2012	2011
Cleco Power LLC	$0.44	$0.49
Cleco Midstream Resources LLC	(0.05)	(0.01)
Corporate and Other[1]	0.03	(0.01)
Operational diluted earnings per share (Non-GAAP)	0.42	0.47
Adjustments[2]	0.08	0.01
Diluted earnings per share applicable to common stock	$0.50	$0.48

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Cleco Corporation

GAAP refers to United States generally accepted accounting principles.

1 Includes dividends on preferred stock for 2011 only
2 Refer to “Operational Earnings Adjustments” in this news release

Quarter-Over-Quarter Operational Diluted Earnings Per Share Reconciliation:

$0.47	2011 first-quarter operational diluted earnings per share

(0.04)	Non-fuel revenue, net of rate refund accrual
(0.03)	Other expenses, net
0.06	Interest charges
(0.02)	AFUDC (allowance for funds used during construction)
(0.02)	Income taxes
$(0.05)	Cleco Power results

(0.04)	Cleco Midstream results

0.04	Corporate and Other results

$0.42	2012 first-quarter operational diluted earnings per share

0.08	Adjustments[1]

$0.50	Reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Non-fuel revenue decreased earnings by $0.04 per share compared to the first quarter of 2011 primarily due to $0.05 per share of lower electric sales resulting from milder winter weather. Also contributing to the decrease was $0.02 per share of lower mineral lease payments. Partially offsetting these decreases was $0.03 for the change in estimated accruals for a rate refund.

•
Other expenses, net, decreased earnings by $0.03 per share compared to the first quarter of 2011 primarily due to $0.02 per share of higher depreciation expense and $0.01 per share of higher capacity charges, other operations expense, and other miscellaneous net expenses.

•
Lower interest charges increased earnings by $0.06 per share compared to the first quarter of 2011 primarily due to $0.05 per share related to uncertain tax positions and $0.02 per share related to reacquired debt in October and December 2011. Partially offsetting these amounts was $0.01 per share related to the issuance of private placement notes in December 2011.

•
AFUDC decreased earnings by $0.02 per share compared to the first quarter of 2011 primarily due to lower AFUDC accruals related to the completion of Teche Unit 4 and decreased construction activity of the Acadiana Load Pocket project.

•
Higher income taxes decreased earnings by $0.02 per share compared to the first quarter of 2011 primarily due to $0.01 per share for lower tax credits in 2012 and $0.01 per share of a higher adjustment to bring tax expense up to the projected annual effective tax rate.

Cleco Midstream Resources

•
Evangeline’s results decreased earnings by $0.02 per share compared to the first quarter of 2011 primarily due to lower tolling revenue resulting from the new power purchase agreement with Cleco Power that began in January 2012 as compared to the tolling agreement with J.P. Morgan Ventures Energy Corporation in 2011.

•
Acadia’s results decreased earnings by $0.02 per share compared to the first quarter of 2011 primarily due to the absence of operating results at Acadia Unit 2 and higher interest charges related to uncertain tax positions.

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Cleco Corporation

For a discussion of other transactions affecting the results of Cleco Midstream, please refer to "Operational Earnings Adjustments - Acadia Unit 1 Indemnifications" below.

Corporate and Other

•	Lower interest charges increased earnings by $0.01 per share compared to the first quarter of 2011 primarily due to the repayment of a bank term loan in April 2011.

•
Lower income taxes increased earnings by $0.02 per share compared to the first quarter of 2011 as a result of $0.03 per share for higher tax credits in 2012, partially offset by $0.01 per share of a higher adjustment to bring tax expense up to the consolidated projected annual effective tax rate.

•	Lower other miscellaneous expenses increased earnings by $0.01 per share compared to the first quarter of 2011.

Operational Earnings Adjustments:

Cleco’s management uses operational earnings per share, which is a non-GAAP measure, to evaluate the operations of Cleco and establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare Cleco’s operational financial performance over the periods presented. Operational earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of operational earnings per share to reported GAAP earnings per share.

Reconciliation of Operational Diluted Earnings Per Share to Reported GAAP Diluted Earnings Per Share

	Diluted Earnings Per Share
	Three months ended March 31
	2012	2011
Operational diluted earnings per share	$0.42	$0.47
Life insurance policies	0.01	0.01
Acadia Unit 1 indemnifications	0.07	—
Reported GAAP diluted earnings per share applicable to common stock	$0.50	$0.48

Reconciling adjustments from operational diluted earnings per share to GAAP diluted earnings per share are as follows:

Life Insurance Policies

Cleco has life insurance policies covering certain members of management. These policies have a cash surrender value component which is carried as an asset and adjusted due to market changes, premium payments, or policy redemptions. Cleco is unable to predict market changes and cash surrender value amounts of these policies, and management does not consider these adjustments to be a component of operational earnings.

Acadia Unit 1 Indemnifications

Acadia Power Partners, LLC provided limited guarantees and indemnifications to Cleco Power when Cleco Power acquired Acadia Unit 1 in February 2010. Acadia Power Partners, LLC and Acadia Power Holdings will reduce the indemnification liabilities either through expiration of the contractual life or through a reduction in the probability of a claim arising. The contractual expiration of the underlying indemnifications increased earnings $0.07 per share for the first quarter of 2012. The resulting adjustment for this item had no impact for the first quarter of 2011.

Cleco management will discuss the company’s first-quarter 2012 results during a conference call scheduled for 9 a.m. Central time (10 a.m. Eastern time) Thursday, May 3, 2012. The call will be webcast live on the Internet. A replay will be available for 12 months. Investors may access the webcast through the company’s website at www.cleco.com by selecting “Investor Relations” and then “Q1 2012 Cleco Corporation Earnings Conference Call.”

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Cleco Corporation

Cleco Corporation is a regional energy company headquartered in Pineville, La. Cleco owns a regulated electric utility company, Cleco Power LLC, which owns nine generating units with a total nameplate capacity of 2,524 megawatts and serves approximately 281,000 customers in Louisiana through its retail business and 10 communities across Louisiana and Mississippi through wholesale power contracts. Cleco also owns a wholesale energy business, Cleco Midstream Resources LLC, which owns two generating units with a total nameplate capacity of 775 megawatts. For more information about Cleco, visit www.cleco.com.

Analyst Contact:
Russell Davis
(318) 484-7501

Media Contact:
Fran Phoenix
(318) 484-7467

	Three months ended March 31
(Unaudited)	(million kWh)			(thousands)
	2012	2011	Change	2012	2011	Change
Electric Sales
Residential	784	960	(18.3)%	$56,390	$67,190	(16.1)%
Commercial	570	594	(4.0)%	41,747	44,092	(5.3)%
Industrial	550	554	(0.7)%	20,092	20,650	(2.7)%
Other retail	32	33	(3.0)%	2,360	2,466	(4.3)%
Surcharge	—	—	—	2,815	1,717	63.9%
Other	—	—	—	(1,555)	(1,711)	9.1%
Total retail	1,936	2,141	(9.6)%	121,849	134,404	(9.3)%
Sales for resale	390	446	(12.6)%	11,785	11,939	(1.3)%
Unbilled	(88)	(165)	46.7%	(4,302)	(12,269)	64.9%
Total retail and wholesale customer sales	2,238	2,422	(7.6)%	$129,332	$134,074	(3.5)%

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the three months ended March 31	2012	2011
Operating revenue
Electric operations	$209,590	$238,468
Tolling operations	—	2,781
Other operations	10,946	12,728
Affiliate revenue	—	147
Gross operating revenue	220,536	254,124
Electric customer credits	2,237	(434)
Operating revenue, net	222,773	253,690
Operating expenses
Fuel used for electric generation	73,064	96,968
Power purchased for utility customers	8,637	9,048
Other operations	27,700	27,063
Maintenance	17,235	16,809
Depreciation	31,167	29,098
Taxes other than income taxes	10,030	9,460
(Gain) loss on sales of assets	(33)	10
Total operating expenses	167,800	188,456
Operating income	54,973	65,234
Interest income	34	115
Allowance for other funds used during construction	1,017	1,978
Equity income from investees, before tax	1	611
Other income	9,375	1,205
Other expense	(1,335)	(1,318)
Interest charges
Interest charges, including amortization of debt expense, premium, and discount, net	20,968	27,328
Allowance for borrowed funds used during construction	(344)	(714)
Total interest charges	20,624	26,614
Income before income taxes	43,441	41,211
Federal and state income tax expense	13,410	12,195
Net income	30,031	29,016
Preferred dividends requirements	—	12
Net income applicable to common stock	$30,031	$29,004

Average number of basic common shares outstanding	60,372,567	60,576,004
Average number of diluted common shares outstanding	60,598,975	60,904,867
Basic earnings per share
Net income applicable to common stock	$0.50	$0.48
Diluted earnings per share
Net income applicable to common stock	$0.50	$0.48
Cash dividends paid per share of common stock	$0.3125	$0.25

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Thousands) (Unaudited)
	At March 31, 2012	At Dec. 31, 2011
Assets
Current assets
Cash and cash equivalents	$47,249	$93,576
Accounts receivable, net	70,719	79,864
Other current assets	268,623	283,345
Total current assets	386,591	456,785
Property, plant and equipment, net	2,905,962	2,893,899
Equity investment in investees	14,541	14,540
Prepayments, deferred charges and other	677,603	684,978
Total assets	$3,984,697	$4,050,202
Liabilities
Current liabilities
Long-term debt due within one year	$13,540	$24,258
Accounts payable	73,484	129,308
Other current liabilities	156,005	167,436
Total current liabilities	243,029	321,002
Deferred credits	985,079	972,287
Long-term debt, net	1,319,631	1,337,056
Total liabilities	2,547,739	2,630,345
Shareholders' equity
Common shareholders’ equity	1,460,299	1,447,996
Accumulated other comprehensive loss	(23,341)	(28,139)
Total shareholders’ equity	1,436,958	1,419,857
Total liabilities and shareholders’ equity	$3,984,697	$4,050,202

Please note: In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances. There are many risks and uncertainties with respect to such forward-looking statements, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power’s and Cleco Midstream’s facilities, the results of Cleco Power’s RFPs, the completion of the Acadiana Load Pocket project, the impact of the global economic environment, and other risks and uncertainties more fully described in the company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Actual results may differ materially from those indicated in such forward-looking statements.

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